UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 15, 2012

GOA SWEET TOURS LTD.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-52735	98-0632932
(Commission File Number)	(IRS Employer Identification No.)

c/o Luck Sky International Investment Holdings Limited
Unit 602 Causeway Bay Comm Bldg 1
Sugar Street, Causeway Bay
Hong Kong, People’s Republic of China

(Address of principal executive offices and zip code)

+86 10 859 10 261

(Registrant's telephone number including area code)

H. no 889, Ascona, Patem
Benaulim, Goa, India 403716

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01  Changes in Control of the Registrant

The information included in Item 5.02 below is incorporated by reference in this item.

Item 5.02   Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers

On April 17, 2012 (the “Closing Date”), Goa Sweet Tours, Ltd. (“we”, “us” or “our”) entered into Share Purchase Agreements (the “Purchase Agreements”), by and among us, Luck Sky International Investment Holdings Limited, an entity owned and controlled by Zhou Deng Rong, and certain of our former stockholders who owned, in the aggregate, 7,200,000 shares of our common stock (90% of the outstanding shares). Luck Sky International Investment Holdings Limited purchased such shares for an aggregate of $235,000.  The sale of such shares closed on May 15, 2012.

At the closing of the share purchase by Luck Sky International Investment Holdings Limited, there was a change in our Board of Directors and executive officers.  Mr. Chuntan Vernekar, who served as our sole executive officer and director, resigned from all his executive officer positions effective immediately, and after expanding the number of members of the Board of Directors to three and appointing Zhou Deng Rong, Zhou Jian and Zhou Deng Hua to serve as members of the board of directors, Mr. Vernekar tendered his resignation as a director, with such appointments and resignation to be effective 10 days after a 14f-1 relating to such change in the Board of Directors was mailed to the stockholders of the Company.  We anticipate mailing the 14f-1 on or about May 22, 2012.  To our knowledge, Mr. Vernekar’s resignation was not the result of any disagreement with us on any matter relating to our operations, policies or practices.

Prior to his resignation from the Board of Directors, Mr. Vernekar also appointed the persons listed below to be our officers, effective immediately.

Zhou Deng Rong	61	Chief Executive Officer and Director
Zhou Jian	34	General Manager and Director
Zhou Deng Hua	46	Vice General Manager and Director
Zeng Ning	49	Secretary

Zhou Deng Rong has served as our Chief Executive Officer since May 15, 2012 and will be a member of our Board of Directors on the Effective Date.  From 2005 to the present, Mr. Zhou has been Chairman of the Board of Directors and General Manager of Hong Kong Xiangtian International Investment Group Co., Ltd., a private investment company in China.  From 2008 until the present, he has also served and the Chairman of the Board of Directors and General manager of Tianjin Xiangtian Yili Vehicle Power Techology Co., Ltd., a company involved in aerodynamic research and development.  Mr. Zhou graduated from the Wuhan Institute of building Materials with a  Bachelors degree in Structural Engineering.  Mr. Zhou is a researcher and developer in the air power generation industry and owns more than 300 hundred patents in China, which we believe makes him qualified to sit on our Board of Directors.

Zhou Jian has served as our General Manager since May 15, 2012 and will be a member of our Board of Directors on the Effective Date.  From January 2005 to the present, Mr. Zhou has been the Chief Financial Officer of Hong Kong Xiangtian International Investment Group Co., Ltd.  IN addition, he has been the Chairman of the Board of Directors of Xiangtian Ke-Li-Tai Air Power Machinery since December 2011 and the Chairman of the Board of Directors of Beijing Xiangtian Hua-Chuang Air Power Science and Technology  Institute Co., Ltd., each of which is involved in air power research and development.  Mr. Zhou received a Bachelors degree in Accounting from Southwest Finance University (China).  Mr. Zhou has extensive experience in finance and accounting, which we believe makes him well qualified to sit on our Board of Directors.

Zhou Deng Hua has served as our Vice General Manager since May 15, 2012 and will be a member of our Board of Directors on the Effective Date.  Mr. Zhou has been a Gneeral Manager of Hong Kong Xiangtian International Investment Group Co., Ltd. since October 2005 and Chairman of the Board of Directors of Lianoning Xiangtian Vehicle Air Hybrid Co., Ltd., a company doing research on air power research, since April 2009.  Mr. Zhou graduated from Hubei University with a degree in Economic Management.  Mr. Zhou is qualified to be a member of our Board of Directors due to his extensive experience in the field of air power generation.

Zeng Ning has served as our Secretary since May 15, 2012.  From December 1999 until the present, Ms. Zeng has been the Administrative Director of the Si-Wei Law Office.  Ms. Zeng graduated with an associate degree in law from Southwest University of Political Science in 1999, and graduated from Sichuan University with a Bachelors degree in law and from China University of Political Science with a Master’s Degree in Economic Law.

No agreements or arrangements were entered into by us in connection with the appointment of the foregoing persons as our officers and directors.  None of such persons has previously entered into any transaction with us.

Zhou Deng Rong and Zhou Deng Hua are brothers, Zhou Deng Rong is Zhou Jian’s father, and Zhou Deng Hua is Zhou Jian’s uncle.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOA SWEET TOURS, LTD.

By: /s/ Deng Rong Zhou
Name: Deng Rong Zhou
Title: Chief Executive Officer

Dated: May 19, 2012

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